EXHIBIT 99.1

BBCN Bancorp Reports 2013 First Quarter Financial Results; Declares Quarterly Cash Dividend of $0.05 Per Share

Q1 2013 Summary:

  Pacific International acquisition completed February 15, 2013, making BBCN the leading Korean-American bank in the Pacific Northwest
  Total gross loans receivable increase $204 million net to $4.5 billion, or 5% linked quarter
  $5.8 billion in total assets, reflecting a 4% increase linked quarter
  Non-accrual loans to gross loans of 0.94% primarily reflects the addition of one large loan
  $17.5 million net income, or $0.22 per diluted common share
  Quarterly cash dividend of $0.05 per common share

LOS ANGELES, April 22, 2013 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (the "Company") (Nasdaq:BBCN), the holding company of BBCN Bank (the "Bank"), today reported net income available to common stockholders of $17.5 million, or $0.22 per diluted common share, for the first quarter of 2013. This compares with net income available to common stockholders of $22.1 million, or $0.28 per diluted common share, for the year-ago first quarter, and net income available to common stockholders of $21.5 million, or $0.28 per diluted common share, for the preceding 2012 fourth quarter.

The Company also announced that its Board of Directors declared a quarterly cash dividend for the second quarter of 2013. All stockholders of record as of May 3, 2013 will be paid a cash dividend of $0.05 per common share, payable on or about May 17, 2013.

"We continued to make progress strengthening our leadership as the premier Korean-American bank in the nation with the completion of the Pacific International transaction during the quarter," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp, Inc. "We are pleased with our new loan originations of $221 million for the seasonally slower first quarter. The current market rate environment is pressuring our net interest margin, which declined by 7 basis points to 3.97% on a core basis, excluding the effect of acquisition accounting adjustments. While elevated provision expense due to one large loan impacted earnings for the quarter, we believe our credit costs remain manageable. Pre-tax pre-provision earnings to average assets of 2.54% on an annualized basis underscores BBCN's core earnings power. Together with the recent announcement of a definitive agreement to acquire Chicago-based Foster Bankshares, we believe BBCN is solidly grounded for continued profitability and growth."

Financial Highlights

(Dollars in thousands, except per share data)	2013 First Quarter	2012 Fourth Quarter	2012 First Quarter
Net income	$ 17,461	$ 21,527	$ 23,934
Net income available to common stockholders	$ 17,461	$ 21,527	$ 22,065
Diluted earnings per share	$ 0.22	$ 0.28	$ 0.28
Net interest income	$ 59,716	$ 59,646	$ 60,859
Net interest margin	4.49%	4.61%	5.11%
Non-interest income	$ 9,940	$ 9,859	$ 11,645
Non-interest expense	$ 33,275	$ 30,609	$ 30,435
Net loans receivable	$ 4,426,778	$ 4,229,311	$ 3,674,890
Deposits	$ 4,555,674	$ 4,384,035	$ 3,920,464
Non-accrual loans (1)	$ 42,269	$ 29,653	$ 39,651
ALLL to gross loans	1.63%	1.56%	1.67%
ALLL to non-accrual loans (1)	173.34%	225.75%	157.14%
ALLL to nonperforming assets (1)	70.07%	83.74%	71.14%
Provision for loan losses	$ 7,506	$ 2,422	$ 2,600
Net charge-offs	$ 1,179	$ 1,433	$ 2,243
ROA (2)	1.22%	1.57%	1.86%
ROE (2)	9.13%	11.55%	11.87%
Efficiency ratio	47.77%	44.04%	41.98%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $18.6 million, $15.3 million and $17.6 million at the close of the 2013 first quarter, 2012 first quarter and 2012 fourth quarter, respectively.

(2) Based on net income before effects of dividends and discount accretion on preferred stock

Operating Results for the First Quarter of 2013

The comparability of operating results with past performance is impacted by acquisition accounting adjustments. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012 include the following pre-tax acquisition accounting adjustments related to mergers.

The increase (decrease) of major adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
(In thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Accretion of discount on acquired performing loans	$ 4,076	$ 4,697	$ 6,887
Accretion of discount on acquired credit impaired loans	1,522	1,174	2,757
Amortization of premium on acquired FHLB borrowings	91	92	1,231
Accretion of discount on acquired subordinated debt	(43)	(37)	(35)
Amortization of premium on acquired time deposits	438	375	1,275
Increase to pre-tax income	$ 6,084	$ 6,301	$ 12,115

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on acquired securities portfolios.

Operating results were also impacted by merger and integration related expenses, which amounted to $1.3 million, $505,000 and $1.8 million, for the 2013 first quarter, 2012 fourth quarter and 2012 first quarter, respectively. The Company noted that merger and integration related expenses for the 2013 first quarter primarily reflected expenses associated with the Pacific International Bancorp acquisition, which was completed on February 15, 2013.

Net Interest Income and Net Interest Margin. The following table summarizes the reported net interest income before provision for loan losses.

	Three Months Ended
(In thousands)	3/31/2013	12/31/2012	% change	3/31/2012	% change
Net interest income before provision for loan losses	$ 59,716	$ 59,646	—%	$ 60,859	(2)%

First quarter 2013 net interest income before provision for loan losses declined by 2% from the year-ago first quarter and was steady when compared with the preceding fourth quarter of 2012. The modest decline from the 2012 first quarter principally reflects lower yields on interest-earning assets, partially offset by lower interest expense on other borrowings.

The net interest margin (net interest income divided by average interest-earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	change	3/31/2012	change
Net interest margin, excluding the effect of acquisition accounting adjustments	3.97%	4.06%	(0.09)%	4.04%	(0.07)%
Acquisition accounting adjustments	0.52	0.55	(0.03)	1.07	(0.55)
Reported net interest margin	4.49%	4.61%	(0.12)%	5.11%	(0.62)%

First quarter 2013 net interest margin was 4.49%, reflecting a 62 basis point reduction from the 2012 first quarter, largely attributable to the accretion of discounts on acquired loans. On a core basis, excluding the effect of acquisition accounting adjustments, the net interest margin for the first quarter of 2013 decreased by 7 basis points from the prior-year first quarter to 3.97%.

Compared with the preceding 2012 fourth quarter, net interest margin for the 2013 first quarter declined 12 basis points, largely reflecting decreases in the weighted average yields on loans and investment securities. Excluding the effect of acquisition accounting adjustments, the core net interest margin for the first quarter of 2013 declined 9 basis points from the preceding fourth quarter.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	change	3/31/2012	change
The weighted average yield on loans, excluding the effect of acquisition accounting adjustments	5.15%	5.24%	(0.09)%	5.61%	(0.46)%
Acquisition accounting adjustments	0.60	0.65	(0.05)	1.14	(0.54)
Reported weighted average yield on loans	5.75%	5.89%	(0.14)%	6.75%	(1.00)%

The weighted average yield on loans for the 2013 first quarter decreased 100 basis points from the 2012 first quarter and 46 basis points on a core basis, excluding acquisition accounting adjustments. The reduction in the core yield, excluding the effect of acquisition accounting adjustments, primarily reflects the significant reduction in market rates compared with a year ago.

Compared with the preceding fourth quarter of 2012, the weighted average yield on loans declined by 14 basis points, and 9 basis points on a core basis, excluding the effect of acquisition accounting adjustments. The more moderate sequential decreases in the weighted average yield on loans reflects a stabilization in the competitive pricing environment in recent quarters. The weighted average yield on new loans originated during the 2013 first quarter was 4.52%, compared with 4.54% for the preceding fourth quarter.

The composition of fixed and variable rate loans and the associated weighted average yield, excluding the effect of loan discount accretion, is summarized in the following table:

	3/31/2013	12/31/2012	change	3/31/2012	change
Fixed rate loans
As a percentage of total loans	40%	40%	—%	39%	1%
Weighted average yield	5.47%	5.63%	(.16)%	6.49%	(1.02)%
Variable rate loans
As a percentage of total loans	60%	60%	—%	61%	(1)%
Weighted average yield	4.49%	4.52%	(.03)%	4.61%	(.12)%

The increased composition of fixed rate loans as a percentage of total loans versus the year-ago period reflects the high demand for fixed rate commercial real estate loans in the current interest rate environment.

The weighted average yield on securities available for sale is summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	change	3/31/2012	change
Weighted average yield on securities available-for-sale	1.98%	2.08%	(0.10)%	2.71%	(0.73)%

The weighted average yield on securities available-for-sale for first quarter of 2013 declined 73 basis points from the year-ago first quarter and 10 basis points from the preceding fourth quarter of 2012. The reductions are primarily attributable to the replacement of maturing securities with lower yielding investments as market interest rates have declined.

The weighted average duration and average life of the securities available-for-sale are summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	% change	3/31/2012	% change
Weighted average duration of securities available-for-sale in years	3.93	3.26	20.55%	3.83	2.61%
Weighted average life of securities available-for-sale in years	4.27	3.50	22.00%	4.26	0.23%

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	change	3/31/2012	change
The weighted average cost of deposits, excluding the effect of acquisition accounting adjustments	0.53%	0.55%	(0.02)%	0.69%	(0.16)%
Acquisition accounting adjustments	(0.04)	(0.03)	(0.01)	(0.13)	0.09
Reported weighted average cost of deposits	0.49%	0.52%	(0.03)%	0.56%	(0.07)%

The weighted average cost of deposits for the first quarter of 2013 improved 7 basis points to 0.49% from the prior-year first quarter, and improved 16 basis points on a core basis, excluding the effect of premium amortization on time deposits assumed in mergers. First quarter 2013 weighted average cost of deposits benefited from reductions in the cost of most categories of interest-bearing deposits, offset by an 8 basis point increase in the average cost of time deposits less than $100,000.

Compared with the preceding fourth quarter of 2012, the weighted average cost of deposits for the 2013 first quarter improved 3 basis points, and 2 basis points on a core basis, excluding the amortization of premium on time deposits assumed in mergers.

The weighted average cost of FHLB advances and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	3/31/2013	12/31/2012	change	3/31/2012	change
The weighted average cost of FHLB advances, excluding the effect of acquisition accounting adjustments	1.27%	1.40%	(0.13)%	3.41%	(2.14)%
Acquisition accounting adjustments	(0.10)	(0.09)	(0.01)	(1.49)	1.39
Reported weighted average cost of FHLB advances	1.17%	1.31%	(0.14)%	1.92%	(0.75)%

For the first quarter of 2013, the weighted average cost of FHLB advances decreased 75 basis points to 1.17% from the year-ago first quarter, largely due to decreases in market interest rates. Excluding the effect of acquisition accounting adjustments, the weighted average cost of FHLB advances decreased 214 basis points, reflecting the addition of $470.0 million in new FHLB borrowings at a weighted average rate of 0.62%, which is substantially lower than the weighted average rate of the rest of the borrowings. The weighted average original maturity of the new borrowings was 2.60 years. In addition, a total of $390.1 million of FHLB borrowings, with a weighted average rate of 1.24%, matured over the past twelve months.

Compared with the preceding fourth quarter of 2012, the weighted average cost of FHLB advances decreased 14 basis points, and 13 basis points on a core basis, excluding the effect of acquisition accounting adjustments. During the first quarter of 2013, the Company added $90.0 million in new FHLB borrowings at a weighted average rate of 0.59%, and the weighted average original maturity of these new borrowings was 2.33 years. In addition, a total of $89.0 million of FHLB borrowings, with a weighted average rate of 1.19%, matured during first quarter 2013.

Non-interest Income. Total non-interest income for the first quarter of 2013 amounted to $9.9 million, reflecting a 15% decrease from the prior-year first quarter and a 1% increase over the preceding 2012 fourth quarter.

The various non-interest income items are summarized in the following table:

	Three Months Ended
			%		%
(In thousands)	3/31/2013	12/31/2012	change	3/31/2012	change
Service fees on deposit accounts	$ 2,875	$ 3,160	(9)%	$ 2,916	(1)%
Net gains on sales of SBA loans	2,694	2,963	(9)%	2,754	(2)%
Net gains on sale of other loans	43	—	100%	6	—%
Net gains on sales of securities available-for-sale	54	816	(93)%	—	—%
Net valuation gains (losses) on interest swaps and caps	—	3	(100)%	11	(100)%
Net gains (losses) on sales of OREO	2	61	(97)%	(292)	(101)%
Other income and fees	4,272	4,642	(8)%	4,464	(4)%
Total non-interest income	$ 9,940	$ 11,645	(15)%	$ 9,859	1%

The year-over-year decline in non-interest income was largely attributed to an $816,000 net gain on sale of securities available-for-sale posted in the 2012 first quarter, versus just $54,000 during the 2013 first quarter.

Net gains on sales of SBA loans totaled $2.7 million, $3.0 million and $2.8 million for the 2013 first quarter, 2012 first quarter and 2012 fourth quarter, respectively. During the 2013 first quarter, the Company sold $25.7 million in SBA loans to the secondary market.

Non-interest Expense. Total non-interest expense amounted to $33.3 million for the first quarter of 2013, reflecting a 9% increase over the prior-year first quarter and the preceding fourth quarter of 2012.

The various non-interest expense items are summarized in the following table:

	Three Months Ended
(In thousands)	3/31/2013	12/31/2012	% change	3/31/2012	% change
Salaries and employee benefits	$ 16,332	$ 14,143	15%	$ 14,079	16%
Occupancy	4,011	3,843	4%	3,646	10%
Furniture and equipment	1,573	1,482	6%	1,218	29%
Advertising and marketing	1,273	934	36%	1,458	(13)%
Data processing and communications	1,644	1,521	8%	1,611	2%
Professional fees	1,301	1,324	(2)%	613	112%
FDIC assessment	694	710	(2)%	1,037	(33)%
Merger and integration expenses	1,305	505	158%	1,773	(26)%
Other	5,142	6,147	(16)%	5,000	3%
Total non-interest expense	$ 33,275	$ 30,609	9%	$ 30,435	9%

Salaries and benefits expense for the 2013 first quarter increased 16% and 15%, respectively, over the year-ago first quarter and the preceding 2012 fourth quarter. The Company attributed the increase to one-time costs incurred as part of a management transition, as well as an increase in full-time equivalent employees (FTEs) as a result of the Pacific International transaction close. The number of FTEs was 762, 704 and 661 as of March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

The Company noted that merger and integration expenses for 2013 first quarter were principally associated with the Pacific International acquisition, while 2012 first quarter expenses were associated with the Center merger of equals.

Income Tax Provision. The effective tax rate for 2013 first quarter was 39.5%, compared with 39.4% for 2012 first quarter and 41.0% for the preceding 2012 fourth quarter.

Balance Sheet Summary

Gross loans receivable totaled $4.50 billion at March 31, 2013, an increase of 5% over $4.30 billion at December 31, 2012 and an increase of 20% over $3.74 billion a year earlier at March 31, 2012. Total new loan originations for first quarter of 2013 amounted to $220.9 million, including SBA loan originations of $49.5 million.

In comparison, new loan production during the seasonally higher 2012 fourth quarter equaled $371.2 million, including SBA loan originations of $84.3 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans amounted to $31.7 million for the first quarter of 2013, compared with $27.5 million for the preceding 2012 fourth quarter. During the 2013 first quarter, the Company sold $25.7 million of its SBA loans held for sale.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $147.6 million during the first quarter of 2013, compared with $169.6 million during the prior-year first quarter and $144.5 million during the preceding fourth quarter of 2012.

Total deposits amounted to $4.56 billion at March 31, 2013, reflecting an increase of 4% over $4.38 billion at December 31, 2012, and a 16% increase over $3.92 billion a year earlier at March 31, 2012. The increases reflect higher balances in non-interest bearing demand deposits, money market accounts and jumbo time deposits. During the 2013 first quarter, the Company added a net $69 million in wholesale deposits to support loan production activities. Non-interest bearing deposits at March 31, 2013 totaled $1.18 billion, steady compared with December 31, 2012, but declined as a percentage of total deposits to 26% from 27% of total deposits at year-end 2012.

Credit Quality

The provision for loan losses for the 2013 first quarter was $7.5 million, compared with $2.6 million for prior-year first quarter and $2.4 million for the preceding fourth quarter of 2012. The 2013 first quarter provision reflects the addition of a new specific reserve of $5.1 million related to a troubled debt restructuring of an industrial warehouse loan.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses ("ALLL"), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as "Legacy Loans") and loans acquired in mergers and acquisitions (referred to as "Acquired Loans"). The Acquired Loans are further segregated between performing and credit impaired loans.

The composition of ALLL for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012 is as follows:

(dollars in thousands)	3/31/2013	12/31/2012	3/31/2012
Legacy Loans (1)	$62,469	$61,003	$60,233
Acquired Loans - Performing Loans (2)	6,265	1,404	1,262
Acquired Loans - Credit Impaired Loans (2)	4,534	4,534	814
Total ALLL	$73,268	$66,941	$62,309

Gross loans, net of deferred loan fees and costs	$4,500,046	$4,296,252	$3,737,199
ALLL coverage ratio	1.63%	1.56%	1.67%

(1)  Legacy Loans include loans originated by the Bank's predecessor bank, loans originated by BBCN, and loans that were acquired and that have been refinanced as new loans.

(2) Acquired Loans were marked to fair value at acquisition date, and their allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Criticized loan balances as of March 31, 2013, December 31, 2012 and March 31, 2012:

(dollars in thousands)	3/31/2013	12/31/2012	3/31/2012
Special Mention (1)	$112,403	$79,589	$107,388
Classified (1)	$229,354	$209,079	$216,888
Total Criticized	$341,757	$288,668	$324,276

(1)  Balances include Acquired Loans which were marked to fair value on the date of acquisition.

Nonperforming loans (defined by the Company as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at March 31, 2013 totaled $96.1 million, or 2.14% of total loans, compared with $77.2 million, or 1.80% of total loans, at December 31, 2012. The increase in nonperforming loans is largely attributed to a $10.3 million industrial warehouse commercial real estate loan that was placed on non-accrual status during the quarter. Nonperforming loans as of March 31, 2013 also reflect the addition of $6.9 million in new acquired loans related to the Pacific International transaction. These increases were partially offset by charge-offs and pay-offs during the quarter.

Nonperforming assets at March 31, 2013 were $104.6 million, or 1.79% of total assets, compared with $79.9 million, or 1.42% of total assets, at December 31, 2012. The increase is attributed to the $10.3 million new non-accrual loan and the recently acquired Pacific International portfolio, as previously mentioned, as well as other real estate owned.

Net loan charge-offs for the first quarter of 2013 continued to show improvements and declined to $1.2 million, or 0.11% of average loans on an annualized basis, from $1.4 million, or 0.13%, for the preceding fourth quarter of 2012.

The allowance for loan losses at March 31, 2013 was $73.3 million, or 1.63% of gross loans receivable (excluding loans held for sale), compared with $66.9 million, or 1.56%, at December 31, 2012.   The coverage ratio of the allowance for loan losses to nonperforming loans (excluding acquired loans past due 90 days or more on accrual status) was 98.3% at March 31, 2013, compared with 112.5% at December 31, 2012.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) increased to $102.0 at March 31, 2013 from $90.2 million at December 31, 2012. The increase was primarily related to previously mentioned $10.3 million industrial warehouse commercial real estate loan.

Specific reserves for impaired loans at March 31, 2013 were $15.1 million, or 14.8% of the aggregate impaired loan amount, compared with $9.2 million, or 10.2% of the aggregate impaired loan amount, at December 31, 2012. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.32% at March 31, 2013, compared with 1.37% at December 31, 2012.

Capital

At March 31, 2013, the Company continued to exceed all regulatory capital requirements to be classified as a "well-capitalized" institution, as summarized in the following table.

	3/31/2013	12/31/2012	3/31/2012
Leverage Ratio	12.64%	12.76%	15.03%
Tier 1 Risk-based Ratio	14.62%	14.91%	18.75%
Total Risk-based Ratio	15.88%	16.16%	20.01%

Tangible common equity per share and as a percentage of tangible assets continued to improve over prior comparable periods, as summarized in the following table:

	3/31/2013	12/31/2012	3/31/2012
Tangible common equity per share (1)	$8.56	$8.43	$7.72
Tangible common equity to tangible assets (1)	11.76%	11.86%	11.86%

(1) Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. The accompanying financial information includes a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

On April 16, 2013, BBCN announced a definitive agreement to acquire Chicago-based Foster Bankshares, Inc. The transaction is valued at approximately $4.6 million, valuing each outstanding share of Foster common stock at $34.67. As of December 31, 2012, Foster had total assets of $412.6 million, total loans of $326.9 million and total deposits of $357.4 million. Foster Bank, a wholly owned subsidiary of Foster Bankshares, was founded in 1989 as one of the first Korean-American banks in the Chicago area. Foster Bank is a state-chartered bank, operating eight branches in the Chicago metropolitan area and one branch in Annandale, Virginia. The transaction is expected to close during the second half of 2013, subject to regulatory approvals and satisfaction of other customary closing conditions.

Investor Conference Call

The Company will host an investor conference call on Tuesday, April 23, 2013 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the first quarter of 2013. Investors and analysts may access the conference call by dialing 866-318-8612 (domestic) or 617-399-5131 (international), passcode 86341692. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through April 30, 2013, passcode 55890200.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $5.8 billion in assets as of March 31, 2013. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

(tables follow)

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	3/31/2013	12/31/2012	% change	3/31/2012	% change

Cash and due from banks	$ 280,813	$ 312,916	-10%	$ 365,679	-23%
Term federal funds sold	--	--	0%	20,000	-100%
Securities available for sale, at fair value	717,441	704,403	2%	697,808	3%
Federal Home Loan Bank and Federal Reserve Bank stock	24,308	22,495	8%	26,064	-7%
Loans held for sale, at the lower of cost or fair value	48,941	51,635	-5%	50,620	-3%
Loans receivable	4,500,046	4,296,252	5%	3,737,199	20%
Allowance for loan losses	(73,268)	(66,941)	-9%	(62,309)	-18%
Net loans receivable	4,426,778	4,229,311	5%	3,674,890	20%
Accrued interest receivable	13,271	12,117	10%	12,253	8%
Premises and equipment, net	22,960	22,609	2%	20,353	13%
Bank owned life insurance	44,079	43,767	1%	42,819	3%
Goodwill	93,404	89,878	4%	89,882	4%
Other intangible assets, net	3,401	3,033	12%	3,938	-14%
Other assets	163,239	148,497	10%	165,009	-1%
Total assets	$ 5,838,635	$ 5,640,661	4%	$ 5,169,315	13%

Liabilities

Deposits	$ 4,555,674	$ 4,384,035	4%	$ 3,920,464	16%
Borrowings from Federal Home Loan Bank	421,632	420,722	0%	332,109	27%
Subordinated debentures	45,996	41,846	10%	52,137	-12%
Accrued interest payable	4,325	4,355	-1%	6,485	-33%
Other liabilities	38,837	38,599	1%	39,954	-3%
Total liabilities	5,066,464	4,889,557	4%	4,351,149	16%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 0 shares, 0 shares and 122,000 shares as of March 31, 2013, December 31, 2012 and March 31, 2012, respectively
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 0 shares and 67,000 shares at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	--	--	0%	65,399	-100%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 0 shares and 55,000 shares at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	--	--	0%	54,295	-100%
Common stock, $0.001 par value; authorized, 150,000,000 shares at March 31, 2013, December 31, 2012 and March 31, 2012; issued and outstanding, 78,812,140, 78,041,511 and 77,996,391 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	78	78	0%	78	0%
Capital surplus	535,118	525,354	2%	525,123	2%
Retained earnings	230,149	216,590	6%	164,974	40%
Accumulated other comprehensive income, net	6,826	9,082	-25%	8,297	-18%
Total stockholders' equity	772,171	751,104	3%	818,166	-6%

Total liabilities and stockholders' equity	$ 5,838,635	$ 5,640,661	4%	$ 5,169,315	13%

	Three Months Ended
	3/31/2013	12/31/2012	% change	3/31/2012	% change

Interest income:
Interest and fees on loans	$ 63,029	$ 63,107	0%	$ 63,419	-1%
Interest on securities	3,427	3,540	-3%	4,909	-30%
Interest on federal funds sold and other investments	287	285	1%	227	26%
Total interest income	66,743	66,932	0%	68,555	-3%

Interest expense:
Interest on deposits	5,408	5,492	-2%	5,403	0%
Interest on other borrowings	1,619	1,794	-10%	2,293	-29%
Total interest expense	7,027	7,286	-4%	7,696	-9%

Net interest income before provision for loan losses	59,716	59,646	0%	60,859	-2%
Provision for loan losses	7,506	2,422	210%	2,600	189%
Net interest income after provision for loan losses	52,210	57,224	-9%	58,259	-10%

Non-interest income:
Service fees on deposit accounts	2,875	2,916	-1%	3,160	-9%
Net gains (loss) on sales of SBA loans	2,694	2,754	-2%	2,963	-9%
Net gains (loss) on sales of other loans	43	6	0%	--	100%
Net gains on sales of securities available-for-sale	54	--	0%	816	-93%
Net valuation gains (losses) on interest swaps and caps	--	11	-100%	3	-100%
Net gains(loss) on sales of OREO	2	(292)	-101%	61	-97%
Other income and fees	4,272	4,464	-4%	4,642	-8%
Total non-interest income	9,940	9,859	1%	11,645	-15%

Non-interest expense:
Salaries and employee benefits	16,332	14,143	15%	14,079	16%
Occupancy	4,011	3,843	4%	3,646	10%
Furniture and equipment	1,573	1,482	6%	1,218	29%
Advertising and marketing	1,273	934	36%	1,458	-13%
Data processing and communications	1,644	1,521	8%	1,611	2%
Professional fees	1,301	1,324	-2%	613	112%
FDIC assessment	694	710	-2%	1,037	-33%
Merger and integration expenses	1,305	505	158%	1,773	-26%
Other	5,142	6,147	-16%	5,000	3%
Total non-interest expense	33,275	30,609	9%	30,435	9%
Income before income taxes	28,875	36,474	-21%	39,469	-27%
Income tax provision	11,414	14,947	-24%	15,535	-27%
Net income	$ 17,461	$ 21,527	-19%	$ 23,934	-27%
Dividends and discount accretion on preferred stock	$ --	$ --	0%	$ (1,869)	-100%
Net income available to common stockholders	$ 17,461	$ 21,527	-19%	$ 22,065	-21%

Earnings Per Common Share:
Basic	$ 0.22	$ 0.28		$ 0.28
Diluted	$ 0.22	$ 0.28		$ 0.28

Average Shares Outstanding:
Basic	78,389,434	78,033,439		77,987,342
Diluted	78,468,745	78,113,083		78,101,818

	Three months ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Net Income	$ 17,461	$ 21,527	$ 18,398	$ 19,364	$ 23,934
Add back: Income tax	11,414	14,947	11,827	12,101	15,535
Add back: Provision for loan losses	7,506	2,422	6,900	7,182	2,600
Pre-tax, pre-provision income (PTPP) [1]	$ 36,381	$ 38,896	$ 37,125	$ 38,647	$ 42,069
PTPP to average assets (annualized)	2.54%	2.83%	2.87%	3.03%	3.27%

[1] While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended
Profitability measures:	3/31/2013	12/31/2012	3/31/2012
ROA [2]	1.22%	1.57%	1.86%
ROE [2]	9.13%	11.55%	11.87%
Return on average tangible equity [2,3]	10.42%	13.20%	13.44%
Net interest margin	4.49%	4.61%	5.11%
Efficiency ratio	47.77%	44.04%	41.98%

[2] based on net income before effect of dividends and discount accretion on preferred stock
[3] Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors wth information that is useful in understanding our financial performance and position.
	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2013			12/31/2012			3/31/2012

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$ 4,444,320	$ 63,029	5.75%	$ 4,262,167	$ 63,107	5.89%	$ 3,777,495	$ 63,419	6.75%
Securities available for sale	691,984	3,427	1.98%	681,296	3,540	2.08%	725,728	4,909	2.71%
FRB and FHLB stock and other investments	257,526	287	0.45%	206,348	285	0.54%	257,583	178	0.27%
Federal funds sold	--	--	0.00%	43	--	0.30%	25,780	49	0.74%
Total interest earning assets	$ 5,393,830	$ 66,743	5.01%	$ 5,149,854	$ 66,932	5.17%	$ 4,786,586	$ 68,555	5.76%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$ 1,265,967	$ 1,873	0.60%	$ 1,192,546	$ 1,818	0.61%	$ 1,232,763	$ 2,123	0.69%
Savings	186,189	754	1.64%	181,283	793	1.74%	195,932	922	1.89%
Time deposits:
$100,000 or more	1,161,322	1,730	0.60%	988,157	1,635	0.66%	767,171	1,411	0.74%
Other	695,802	1,052	0.61%	717,419	1,246	0.69%	722,982	947	0.53%
Total time deposits	1,857,124	2,782	0.61%	1,705,576	2,881	0.67%	1,490,153	2,358	0.64%
Total interest bearing deposits	3,309,280	5,409	0.66%	3,079,405	5,492	0.71%	2,918,848	5,403	0.74%
FHLB advances	422,944	1,224	1.17%	422,518	1,397	1.31%	339,964	1,626	1.92%
Other borrowings	42,264	395	3.74%	40,231	397	3.86%	50,108	667	5.26%
Total interest bearing liabilities	3,774,488	$ 7,028	0.75%	3,542,154	$ 7,286	0.82%	3,308,920	$ 7,696	0.93%
Non-interest bearing demand deposits	1,138,690			1,155,905			984,813
Total funding liabilities / cost of funds	$ 4,913,178		0.58%	$ 4,698,059		0.62%	$ 4,293,733		0.72%
Net interest income / net interest spread		$ 59,715	4.26%		$ 59,646	4.35%		$ 60,859	4.83%
Net interest margin			4.49%			4.61%			5.11%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.47%			4.63%			5.14%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.46%			4.60%			5.13%

Non-accrual loan income (reversed) recognized		$ 236			$ (205)			$ (349)
Prepayment fee income received		63			313			116
Net		$ 299			$ 108			$ (233)

Cost of deposits:
Non-interest bearing demand deposits	$ 1,138,690	$ --		$ 1,155,905	$ --		$ 984,813	$ --
Interest bearing deposits	3,309,280	5,409	0.66%	3,079,405	5,492	0.71%	2,918,848	5,403	0.74%
Total deposits	$ 4,447,970	$ 5,409	0.49%	$ 4,235,310	$ 5,492	0.52%	$ 3,903,661	$ 5,403	0.56%

	For the Three Months Ended
	3/31/2013	12/31/2012	% change	3/31/2012	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$ 4,444,320	$ 4,262,167	4%	$ 3,777,495	18%
Investments	949,510	887,687	7%	1,009,091	-6%
Interest-earning assets	5,393,830	5,149,854	5%	4,786,586	13%
Total assets	5,727,738	5,490,540	4%	5,139,554	11%

Interest-bearing deposits	3,309,280	3,079,405	7%	2,918,848	13%
Interest-bearing liabilities	3,774,488	3,542,154	7%	3,308,920	14%
Non-interest-bearing demand deposits	1,138,690	1,155,905	-1%	984,813	16%
Stockholders' Equity	765,230	745,468	3%	806,383	-5%
Net interest earning assets	1,619,342	1,607,700	1%	1,477,666	10%

LOAN PORTFOLIO COMPOSITION:	3/31/2013	12/31/2012	% change	3/31/2012	% change

Commercial loans	$ 1,078,253	$ 1,073,625	0%	$ 999,011	8%
Real estate loans	3,374,732	3,174,759	6%	2,676,589	26%
Consumer and other loans	48,881	49,954	-2%	64,095	-24%
Loans outstanding	4,501,866	4,298,338	5%	3,739,695	20%
Unamortized deferred loan fees - net of costs	(1,820)	(2,086)	13%	(2,496)	27%
Loans, net of deferred loan fees and costs	4,500,046	4,296,252	5%	3,737,199	20%
Allowance for loan losses	(73,268)	(66,941)	-9%	(62,309)	-18%
Loan receivable, net	$ 4,426,778	$ 4,229,311	5%	$ 3,674,890	20%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2013	12/31/2012	% change	3/31/2012	% change
Retail buildings	$ 914,809	$ 868,567	5%	$ 785,264	16%
Hotels/motels	642,470	609,076	5%	436,628	47%
Gas stations/ car washes	483,151	428,997	13%	408,311	18%
Mixed-use facilities	303,286	340,433	-11%	209,081	45%
Warehouses	356,724	294,421	21%	270,929	32%
Multifamily	147,383	142,610	3%	122,859	20%
Other	526,909	490,655	7%	443,517	19%
Total	$ 3,374,732	$ 3,174,759	6%	$ 2,676,589	26%

DEPOSIT COMPOSITION	3/31/2013	12/31/2012	% Change	3/31/2012	% Change
Non-interest-bearing demand deposits	$ 1,182,509	$ 1,184,285	0%	$ 1,011,466	17%
Money market and other	1,269,388	1,248,304	2%	1,240,295	2%
Saving deposits	192,208	180,686	6%	193,458	-1%
Time deposits of $100,000 or more	1,237,366	1,088,611	14%	787,774	57%
Other time deposits	674,203	682,149	-1%	687,471	-2%
Total deposit balances	$ 4,555,674	$ 4,384,035	4%	$ 3,920,464	16%

DEPOSIT COMPOSITION (%)	3/31/2013	12/31/2012	3/31/2012
Non-interest-bearing demand deposits	26.0%	27.0%	25.8%
Money market and other	27.9%	28.6%	31.7%
Saving deposits	4.2%	4.1%	4.9%
Time deposits of $100,000 or more	27.2%	24.8%	20.1%
Other time deposits	14.8%	15.6%	17.5%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2013	12/31/2012	3/31/2012
Total stockholders' equity	$ 772,171	$ 751,104	$ 818,166
Tier 1 risk-based capital ratio	14.62%	14.91%	18.85%
Total risk-based capital ratio	15.88%	16.16%	20.11%
Tier 1 leverage ratio	12.64%	12.76%	15.08%
Book value per common share	$ 9.79	$ 9.62	$ 8.92
Tangible common equity per share[4]	$ 8.56	$ 8.43	$ 7.72
Tangible common equity to tangible assets[4]	11.76%	11.86%	11.86%

[4] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reonciliation of GAAP financial measures to non-GAAP financial measures:

	3/31/2013	12/31/2012	3/31/2012
Total stockholders' equity	$ 772,171	$ 751,104	$ 818,166
Less: Preferred stock, net of discount	--	--	(119,694)
Common stock warrant	(378)	(378)	(2,760)
Goodwill and other intangible assets, net	(96,805)	(92,911)	(93,820)
Tangible common equity	$ 674,988	$ 657,815	$ 601,892

Total assets	$ 5,838,635	$ 5,640,661	$ 5,169,315
Less: Goodwill and other intangible assets, net	(96,805)	(92,911)	(93,820)
Tangible assets	$ 5,741,830	$ 5,547,750	$ 5,075,495

Common shares outstanding	78,812,140	78,041,511	77,996,391

Tangible common equity to tangible assets	11.76%	11.86%	11.86%
Tangible common equity per share	$ 8.56	$ 8.43	$ 7.72

	For the Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Balance at beginning of period	$ 66,941	$ 65,952	$ 65,505	$ 62,309	$ 61,952
Provision for loan losses	7,506	2,422	6,900	7,182	2,600
Recoveries	250	587	1,316	1,623	1,139
Charge offs	(1,429)	(2,020)	(7,769)	(5,609)	(3,382)
Balance at end of period	$ 73,268	$ 66,941	$ 65,952	$ 65,505	$ 62,309
Net charge-off/average gross loans (annualized)	0.11%	0.13%	0.64%	0.41%	0.24%

	For the Three Months Ended
NET CHARGED OFF LOANS BY TYPE	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Real estate loans	$ 1,014	$ 651	$ 1,101	$ 1,378	$ 1,610
Commercial loans	150	627	5,403	2,158	631
Consumer loans	15	155	(51)	451	2
Total net charge-offs	$ 1,179	$ 1,433	$ 6,453	$ 3,987	$ 2,243

NON-PERFORMING ASSETS	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Delinquent loans 90 days or more on non-accrual status	$ 42,269	$ 29,653	$ 29,369	$ 39,567	$ 39,935
Delinquent loans 90 days or more on accrual status[5,7]	21,621	17,742	22,454	20,708	18,257
Accruing restructured loans	32,249	29,849	22,175	22,994	23,888
Total non-performing loans	96,139	77,244	73,998	83,269	82,080
Other real estate owned	8,419	2,698	4,135	6,712	5,641
Total non-performing assets	$ 104,558	$ 79,942	$ 78,133	$ 89,981	$ 87,721
Non-performing assets/ total assets	1.79%	1.42%	1.47%	1.78%	1.70%
Non-performing assets/ gross loans & OREO	2.32%	1.86%	1.92%	2.32%	2.34%
Non-performing assets/ total capital	13.54%	10.64%	10.64%	12.58%	10.72%
Non-performing loans/gross loans	2.14%	1.80%	1.82%	2.15%	2.19%
Non-accrual loans/gross loans	0.94%	0.69%	0.72%	1.02%	1.07%
Allowance for loan losses/ gross loans	1.63%	1.56%	1.62%	1.69%	1.67%
Allowance for loan losses/ non-accrual loans	173.34%	225.75%	224.56%	165.55%	156.03%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	98.32%	112.50%	127.95%	104.71%	97.63%
Allowance for loan losses/ non-performing assets	70.07%	83.74%	84.41%	72.80%	71.03%
[5] All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Retail buildings	$ 2,556	$ 3,301	$ 1,915	$ 1,526	$ 804
Hotels/motels	8,701	8,774	8,841	8,909	8,425
Gas stations/ car washes	--	--	--	--	--
Mixed-use facilities	816	--	--	2,312	3,254
Warehouses	492	494	1,045	1,052	1,060
Multifamily	3,247	3,247	--	--	--
Other[6]	16,437	14,023	10,374	9,195	10,563
Total	$ 32,249	$ 29,839	$ 22,175	$ 22,994	$ 24,106
[6] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Legacy
30 - 59 days	$ 1,174	$ 968	$ 3,056	$ 5,479	$ 3,062
60 - 89 days	2,411	349	517	833	3,747
Total delinquent loans less than 90 days past due - legacy[7]	$ 3,585	$ 1,317	$ 3,573	$ 6,312	$ 6,809

Acquired
30 - 59 days	$ 22,552	$ 7,411	$ 4,062	$ 3,601	$ 6,422
60 - 89 days	3,848	16,835	2,438	6,080	3,075
Total delinquent loans less than 90 days past due - acquired[7]	$ 26,400	$ 24,246	$ 6,500	$ 9,681	$ 9,497

Total delinquent loans less than 90 days past due[7]	$ 29,985	$ 25,563	$ 10,073	$ 15,993	$ 16,306

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Legacy
Real estate loans	$ 2,870	$ 595	$ 2,448	$ 5,269	$ 5,540
Commercial loans	692	532	1,108	1,027	1,269
Consumer loans	23	190	17	16	--
Total delinquent loans less than 90 days past due - legacy[7]	$ 3,585	$ 1,317	$ 3,573	$ 6,312	$ 6,809

Acquired
Real estate loans	$ 14,437	$ 21,598	$ 3,813	$ 6,631	$ 6,972
Commercial loans	11,294	2,533	2,318	2,422	1,655
Consumer loans	669	115	369	628	870
Total delinquent loans less than 90 days past due - acquired[7]	$ 26,400	$ 24,246	$ 6,500	$ 9,681	$ 9,497

Total delinquent loans less than 90 days past due[7]	$ 29,985	$ 25,563	$ 10,073	$ 15,993	$ 16,306

NON-ACCRUAL LOANS BY TYPE	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Real estate loans	$ 33,751	$ 20,430	$ 22,254	$ 27,822	$ 27,527
Commercial loans	7,591	8,253	6,208	11,463	11,436
Consumer loans	927	970	907	282	972
Total non-accrual loans[7]	$ 42,269	$ 29,653	$ 29,369	$ 39,567	$ 39,935

CRITICIZED LOANS	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Legacy
Special mention	$ 59,681	$ 25,279	$ 32,708	$ 48,701	$ 39,667
Substandard	94,303	94,335	92,091	88,537	100,394
Doubtful	455	474	597	5,530	6,243
Loss	22	--	--	--	--
Total criticized loans - legacy[7]	$ 154,461	$ 120,088	$ 125,396	$ 142,768	$ 146,304

Acquired
Special mention	$ 52,722	$ 54,310	$ 61,951	$ 60,686	$ 67,722
Substandard	133,398	113,610	95,387	110,370	109,699
Doubtful	327	415	202	261	470
Loss	849	245	77	11	81
Total criticized loans - acquired[7]	$ 187,296	$ 168,580	$ 157,617	$ 171,328	$ 177,972

Total criticized loans[7]	$ 341,757	$ 288,668	$ 283,013	$ 314,096	$ 324,276

[7] Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.
CONTACT: Investors and Financial Media:
         Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com